SCHEDULE A

Transactions in the Shares of the Issuer by the Reporting Persons During the Past Sixty (60) Days

The following table sets forth all transactions in the Shares effected during the past sixty (60) days by the Reporting Persons. Except as noted below, all such transactions were effected in the open market through brokers and the price per share excludes commissions. Where a price range is provided in the column Price Range ($), the price reported in that row’s Price Per Share ($) column is a weighted average price. These Shares were purchased or sold in multiple transactions at prices between the price ranges indicated in the Price Range ($) column. The Reporting Persons will undertake to provide to the staff of the SEC, upon request, full information regarding the number of Shares purchased or sold at each separate price.

Trade Date	Shares Purchased (Sold)	Price Per Share ($)	Price Range ($)

10/02/2025	(300)	48.51	48.5050 – 48.5054
10/03/2025	(98,924)	48.66
10/06/2025	(47,553)	47.53
10/08/2025	(114,542)	48.35
10/09/2025	(2,177)	48.20
10/13/2025	(14,436)	45.13
10/14/2025	(38,844)	45.19
10/16/2025	(37,400)	45.02
10/17/2025	(44,028)	45.03
10/20/2025	(100,000)	45.06
10/22/2025	(100,000)	46.80
10/23/2025	(34,870)	47.64
10/28/2025	(14,705)	46.19
10/30/2025	(8,519)	41.89
11/03/2025	(38,580)	40.06
11/04/2025	(28,594)	39.19
11/05/2025	(211,464)	38.58
11/06/2025	(36,714)	37.71
11/07/2025	(300,000)	34.61
11/07/2025	(37,262)	36.48